Exhibit 99.1

FOR IMMEDIATE RELEASE                                                                                   Contact:

           Mike Van Handel
           +1.414.906.6305
           michael.vanhandel@manpowergroup.com

ManpowerGroup Reports 4th Quarter and Full Year 2014 Results

MILWAUKEE, January 30, 2015 -- ManpowerGroup (NYSE: MAN) today reported net earnings of $1.47 per diluted share for the three months ended December 31, 2014 compared to $1.25 per diluted share in the prior year period. The net earnings in the quarter were $117.2 million compared to $101.2 million a year earlier. Revenues for the fourth quarter totaled $5.1 billion, a decrease of 2 percent in U.S. dollars from the year earlier period and an increase of 5 percent in constant currency.

Included in the prior year fourth quarter results is a restructuring charge related to our simplification and cost recalibration plan of $26.5 million ($19.4 million after tax or 24 cents per diluted share). There were no restructuring charges in the current year quarter. Fourth quarter results were unfavorably impacted by 13 cents per diluted share as foreign currencies were relatively weaker compared to the prior year.

Jonas Prising, ManpowerGroup CEO, said: “We are pleased with our results in the 4th quarter, capping off a year of very good financial performance and margin expansion, continued progress on our strategic initiatives and leadership in workforce solutions. We enter into 2015 with a determination to drive profitable growth, while delivering on our long term ambitions and strategic objectives. We have the market opportunity, we have a strong plan and with our team of talented people across our great company, we will pursue our objectives with discipline, focus and passion for the business.

“We are anticipating diluted earnings per share in the first quarter of 2015 to be in the range of 73 to 81 cents which includes an estimated unfavorable currency impact of 15 cents,” Prising stated.

Net earnings per diluted share for the year ended December 31, 2014 was $5.30 compared to $3.62 per diluted share in 2013. Net earnings were $427.6 million compared to $288.0 million in the prior year. Revenues for the year were $20.8 billion, an increase of 3 percent in U.S. dollars from the prior year and 4 percent in constant currency.

Included in the 2013 full year results are restructuring costs of 82 cents per diluted share. There were no restructuring charges in 2014.  2014 results were unfavorably impacted by 10 cents per diluted share due to changes in foreign currencies compared to the prior year.

In conjunction with its fourth quarter and full year earnings release, ManpowerGroup will broadcast its conference call live over the Internet on January 30, 2015 at 7:30 a.m. CST (8:30 a.m. EST). Interested parties are invited to listen to the webcast and view the presentation by logging on to http://www.manpowergroup.com/investors.

Supplemental financial information referenced in the conference call can be found at http://www.manpowergroup.com/investors.

About ManpowerGroup

ManpowerGroup™ (NYSE: MAN) has been the world’s workforce expert, creating innovative workforce solutions, for more than 65 years. As workforce experts, we connect more than 600,000 men and women to meaningful work across a wide range of skills and industries every day. Through our ManpowerGroup family of brands — Manpower®, Experis™, Right Management ® and ManpowerGroup™ Solutions— we help more than 400,000 clients in 80 countries and territories address their critical talent needs, providing comprehensive solutions to resource, manage and develop talent. In 2014, ManpowerGroup was named one of the World’s Most Ethical Companies for the fourth consecutive year and one of Fortune’s Most Admired Companies, confirming our position as the most trusted and admired brand in the industry. See how ManpowerGroup makes powering the world of work humanly possible: www.manpowergroup.com.

Forward-Looking Statements
This news release contains statements, including earnings projections, that are forward-looking in nature.  These statements are based on management’s current expectations or beliefs, and are subject to known and unknown risks and uncertainties regarding the Company's expected future results. The Company's actual results may differ materially from those described or contemplated in the forward-looking statements. Factors that may cause the Company's actual results to differ materially from those contained in the forward-looking statements can be found in the Company's reports filed with the SEC, including the information under the heading 'Risk Factors' in its Annual Report on Form 10-K for the year ended December 31, 2013, which information is incorporated herein by reference.  Any forward-looking statement in this release speaks only as of the date on which it is made.  The company assumes no obligation to update or revise any forward-looking statements.

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ManpowerGroup
Results of Operations
(In millions, except per share data)

	Three Months Ended December 31
			% Variance
			Amount	Constant
	2014	2013	Reported	Currency
	(Unaudited)
Revenues from services (a)	$5,121.1	$5,252.1	-2.5%	4.8%
Cost of services	4,252.3	4,365.5	-2.6%	4.7%
Gross profit	868.8	886.6	-2.0%	5.2%
Selling and administrative expenses	675.5	719.6	-6.1%	0.2%
Operating profit	193.3	167.0	15.7%	26.7%
Interest and other expenses	11.3	9.2	22.7%
Earnings before income taxes	182.0	157.8	15.3%	25.7%
Provision for income taxes	64.8	56.6	14.3%
Net earnings	$117.2	$101.2	15.9%	26.3%
Net earnings per share - basic	$1.49	$1.28	16.4%
Net earnings per share - diluted	$1.47	$1.25	17.6%	28.0%
Weighted average shares - basic	78.8	79.3	-0.6%
Weighted average shares - diluted	79.8	80.8	-1.2%

(a) Revenues from services include fees received from our franchise offices of $6.6 million and $6.4 million for the three months ended December 31, 2014 and 2013, respectively. These fees are primarily based on revenues generated by the franchise offices, which were $279.5 million and $276.7 million for the three months ended December 31, 2014 and 2013, respectively.

ManpowerGroup
Operating Unit Results
(In millions)

	Three Months Ended December 31
			% Variance
			Amount	Constant
	2014	2013	Reported	Currency
	(Unaudited)
Revenues from Services:
Americas:
United States (a)	$789.5	$750.6	5.2%	5.2%
Other Americas	383.0	387.1	-1.1%	11.2%
	1,172.5	1,137.7	3.1%	7.2%
Southern Europe:
France	1,267.9	1,398.4	-9.3%	-1.2%
Italy	296.1	281.6	5.2%	14.6%
Other Southern Europe	246.4	240.2	2.5%	11.8%
	1,810.4	1,920.2	-5.7%	2.8%
Northern Europe	1,501.8	1,521.6	-1.3%	7.1%
APME	566.9	590.5	-4.0%	3.2%
Right Management	69.5	82.1	-15.3%	-11.9%
	$5,121.1	$5,252.1	-2.5%	4.8%
Operating Unit Profit:
Americas:
United States	$40.4	$27.5	47.6%	47.6%
Other Americas	15.0	11.9	24.4%	39.1%
	55.4	39.4	40.5%	45.0%
Southern Europe:
France	68.2	69.9	-2.3%	6.4%
Italy	18.6	16.7	11.0%	20.8%
Other Southern Europe	5.6	4.4	26.2%	38.1%
	92.4	91.0	1.5%	10.6%
Northern Europe	53.9	45.6	18.2%	33.5%
APME	21.4	16.6	29.5%	38.1%
Right Management	6.2	6.5	-4.2%	-3.9%
	229.3	199.1
Corporate expenses	(27.6)	(23.3)
Intangible asset amortization expense	(8.4)	(8.8)
Operating profit	193.3	167.0	15.7%	26.7%
Interest and other expenses (b)	(11.3)	(9.2)
Earnings before income taxes	$182.0	$157.8

(a) In the United States, revenues from services include fees received from our franchise offices of $4.4 million and $4.0 million for the three months ended December 31, 2014 and 2013, respectively. These fees are primarily based on revenues generated by the franchise offices, which were $189.1 million and $183.6 million for the three months ended December 31, 2014 and 2013, respectively.

(b) The components of interest and other expenses were:
	2014	2013
Interest expense	$8.4	$8.2
Interest income	(1.0)	(1.0)
Foreign exchange (gain) loss	(0.8)	0.8
Miscellaneous expenses, net	4.7	1.2
	$11.3	$9.2

ManpowerGroup
Results of Operations
(In millions, except per share data)

	Year Ended December 31
			% Variance
			Amount	Constant
	2014	2013	Reported	Currency
	(Unaudited)
Revenues from services (a)	$20,762.8	$20,250.5	2.5%	4.0%
Cost of services	17,274.6	16,883.8	2.3%	3.8%
Gross profit	3,488.2	3,366.7	3.6%	5.2%
Selling and administrative expenses	2,768.3	2,854.8	-3.0%	-1.6%
Operating profit	719.9	511.9	40.6%	43.5%
Interest and other expenses	38.3	36.4	5.0%
Earnings before income taxes	681.6	475.5	43.4%	45.9%
Provision for income taxes	254.0	187.5	35.5%
Net earnings	$427.6	$288.0	48.5%	51.4%
Net earnings per share - basic	$5.38	$3.69	45.8%
Net earnings per share - diluted	$5.30	$3.62	46.4%	49.2%
Weighted average shares - basic	79.5	78.0	1.9%
Weighted average shares - diluted	80.7	79.6	1.5%

(a) Revenues from services include fees received from our franchise offices of $25.4 million and $24.4 million for the years ended December 31, 2014 and 2013, respectively. These fees are primarily based on revenues generated by the franchise offices, which were $1,124.7 million and $1,069.1 million for the years ended December 31, 2014 and 2013, respectively.

ManpowerGroup
Operating Unit Results
(In millions)

	Year Ended December 31
			% Variance
			Amount	Constant
	2014	2013	Reported	Currency
	(Unaudited)
Revenues from Services:
Americas:
United States (a)	$3,086.4	$2,967.0	4.0%	4.0%
Other Americas	1,497.3	1,543.2	-3.0%	8.0%
	4,583.7	4,510.2	1.6%	5.4%
Southern Europe:
France	5,351.6	5,284.9	1.3%	1.2%
Italy	1,178.8	1,087.6	8.4%	8.5%
Other Southern Europe	979.3	864.5	13.3%	13.7%
	7,509.7	7,237.0	3.8%	3.8%
Northern Europe	6,048.1	5,738.8	5.4%	5.7%
APME	2,327.1	2,447.7	-4.9%	-0.1%
Right Management	294.2	316.8	-7.1%	-6.7%
	$20,762.8	$20,250.5	2.5%	4.0%
Operating Unit Profit:
Americas:
United States	$125.4	$99.8	25.7%	25.7%
Other Americas	56.2	43.9	27.9%	40.4%
	181.6	143.7	26.4%	30.2%
Southern Europe:
France	275.5	198.9	38.5%	38.7%
Italy	64.2	53.8	19.3%	19.8%
Other Southern Europe	22.0	11.9	83.9%	84.8%
	361.7	264.6	36.7%	37.0%
Northern Europe	198.1	139.7	41.8%	44.9%
APME	84.2	70.8	19.0%	25.2%
Right Management	33.5	20.4	64.1%	63.7%
	859.1	639.2
Corporate expenses	(105.8)	(93.2)
Intangible asset amortization expense	(33.4)	(34.1)
Operating profit	719.9	511.9	40.6%	43.5%
Interest and other expenses (b)	(38.3)	(36.4)
Earnings before income taxes	$681.6	$475.5

(a) In the United States, revenues from services include fees received from our franchise offices of $16.1 million and $15.2 million for the years ended December 31, 2014 and 2013, respectively. These fees are primarily based on revenues generated by the franchise offices, which were $744.8 million and $695.6 million for the years ended December 31, 2014 and 2013, respectively.

(b) The components of interest and other expenses were:
	2014	2013
Interest expense	$35.9	$37.1
Interest income	(4.4)	(3.7)
Foreign exchange (gain) loss	(2.2)	2.3
Miscellaneous expenses, net	9.0	0.7
	$38.3	$36.4

ManpowerGroup
Consolidated Balance Sheets
(In millions)

	Dec. 31	Dec. 31
	2014	2013
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$699.2	$737.6
Accounts receivable, net	4,134.5	4,277.9
Prepaid expenses and other assets	147.8	161.3
Future income tax benefits	52.2	66.2
Total current assets	5,033.7	5,243.0
Other assets:
Goodwill	1,075.2	1,090.9
Intangible assets, net	286.8	309.1
Other assets	637.7	479.3
Total other assets	1,999.7	1,879.3
Property and equipment:
Land, buildings, leasehold improvements and equipment	633.5	706.2
Less: accumulated depreciation and amortization	484.4	540.2
Net property and equipment	149.1	166.0
Total assets	$7,182.5	$7,288.3

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$1,542.7	$1,523.9
Employee compensation payable	204.5	230.4
Accrued liabilities	493.3	536.1
Accrued payroll taxes and insurance	622.4	680.7
Value added taxes payable	466.3	502.5
Short-term borrowings and current maturities of long-term debt	45.2	36.0
Total current liabilities	3,374.4	3,509.6
Other liabilities:
Long-term debt	423.9	481.9
Other long-term liabilities	441.2	382.6
Total other liabilities	865.1	864.5
Shareholders' equity:
Common stock	1.1	1.1
Capital in excess of par value	3,084.2	3,014.0
Retained earnings	1,667.8	1,317.5
Accumulated other comprehensive (loss) income	(155.2)	82.2
Treasury stock, at cost	(1,654.9)	(1,500.6)
Total shareholders' equity	2,943.0	2,914.2
Total liabilities and shareholders' equity	$7,182.5	$7,288.3

ManpowerGroup
Consolidated Statements of Cash Flows
(In millions)

	Year Ended
	December 31
	2014	2013
	(Unaudited)
Cash Flows from Operating Activities:
Net earnings	$427.6	$288.0
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	83.8	94.3
Deferred income taxes	54.0	17.0
Provision for doubtful accounts	18.9	24.1
Share-based compensation	40.6	31.5
Excess tax benefit on exercise of share-based awards	(4.5)	(7.3)
Changes in operating assets and liabilities, excluding the impact of acquisitions:
Accounts receivable	(270.5)	(82.6)
Other assets	(198.7)	(35.9)
Other liabilities	155.0	67.6
Cash provided by operating activities	306.2	396.7
Cash Flows from Investing Activities:
Capital expenditures	(51.5)	(44.7)
Acquisitions of businesses, net of cash acquired	(32.0)	(46.3)
Proceeds from sales of property and equipment	2.1	3.4
Cash used in investing activities	(81.4)	(87.6)
Cash Flows from Financing Activities:
Net change in short-term borrowings	16.0	(5.7)
Proceeds from long-term debt	-	3.9
Repayments of long-term debt	(2.6)	(269.5)
Proceeds from share-based awards	25.5	101.0
Other share-based award transactions, net	(6.3)	16.1
Repurchases of common stock	(143.5)	-
Dividends paid	(77.3)	(72.0)
Cash used in financing activities	(188.2)	(226.2)
Effect of exchange rate changes on cash	(75.0)	6.6
Change in cash and cash equivalents	(38.4)	89.5
Cash and cash equivalents, beginning of period	737.6	648.1
Cash and cash equivalents, end of period	$699.2	$737.6